Exhibit 10.1

ADVISORY AGREEMENT

This ADVISORY AGREEMENT (the “Agreement”) is made this 28th day of February, 2017 by and between by and between Global Business Strategies Inc., a Nevada corporation ("Advisor") and NuLife Sciences Inc., a Nevada corporation (the “Company”), with an effective date of January 5, 2017 the day the Services were first provided by Advisor (the “Effective Date).

WHEREAS, Advisor, together with its employees and agents (collectively, “Advisors Personnel”) have over 40 years of experience in the restructuring of private and publicly-held development stage companies; the search for, identification and evaluation of potential acquisitions; effecting multi-national mergers and acquisitions; corporate finance; identifying legal and accounting professionals for audits and regulatory filings; supervising regulatory filings and file management, and in performing general administrative duties for publicly-held companies; and,

WHEREAS, the Company has been utilizing Advisor’s Personnel since February 2016 to advise and assist the Company’s Board of Directors to develop and effect a restructuring, including but not limited to (a) establishing one or more wholly owned subsidiaries, both domestic and in international jurisdictions as necessary, through which the Company intends to de-centralize its various lines of business (“Business Segment De-centralization”) to become a holding company and enable it to develop and operate its core business through one or more wholly owned subsidiaries and grow the Company through planned strategic acquisitions or Merger Transaction (as defined below), the disposition of all or a portion of the Company’s assets (a “Sale Transaction”), (b) creating a Non-Qualified Incentive Stock Compensation Plan (the “Stock Plan”) for the purpose of compensation employees of and professional advisors to the Company through the issuance of the Company’s Common Stock (“Fee Shares”) and options (“Options”) to purchase the Company’s Common Stock (“Option Shares”), (c) establishing the standard for granting the Options, (d) the creation of a one or more classes of Preferred Stock of the Company (the “Designation of Company Preferred”), (e) the registration of the Company’s Fee Shares and Option Shares reserved under the Stock Plan pursuant to the Securities Act of 1933, as amended (the “Act”) by way of the filing of a Form S-8 or Form S-l Registration Statement, (f) the evaluation of business opportunities and negotiations of acquisitions of business transactions other than the Target Acquisitions (“Business Opportunities”, whether one or more), (g) the identification and evaluation joint venture or merger opportunities between the Company and one or more Business Opportunities (collectively, a “Merger Transaction”). Collectively steps (a) through (e) are referred to as the “Restructuring”, and steps (f) and (g) are referred to as “Opportunity Evaluations”.

WHEREAS, to accomplish the Company’s objectives it has determined that it needed to initially engage Advisors Personnel to assist and, if necessary, to become a member of the Company’s Board of Directors and /or management team; and,

WHEREAS, the Company now desires to retain Advisor and Advisors Personnel to assist it on a full-time basis on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Advisor agree as follows:

1.       Recitals Incorporated by Reference.

The above recitals of this Agreement are incorporated herein and made a part hereof by reference.

2.       Engagement: The Services.

The Company hereby retains Advisor, and to make Advisors Personnel available, to assist with the completion of the Restructuring, Opportunity Evaluations, identifying, attracting, and evaluating business partners, investment opportunities, joint ventures and other corporate development opportunities and other forms of Business Opportunities for the Company to acquire or invest in (each a “Business Combination”), and particularly assist in the general and administrative functions of a publically-held company required to file periodic reports pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), and generally to provide assistance and advice to its Board of Directors with respect to its strategic growth plan (collectively referred to herein as the “Services”). As governed by the terms of this Agreement, Advisor and Advisors Personnel agree to use their best efforts to provide the Services, subject to the control, direction and supervision of the Company, commencing the Effective Date hereof and continuing through the Initial Term or any subsequent Extension Period (as defined herein).

3.       Compensation.

In consideration for the Services the Company agrees to pay, or as the case may be, to issue securities or compensate Advisor and Advisors Personnel, as follows:

A. Services Rendered Prior To The Effective Date. The Company and Advisor acknowledge and agree that Advisor has already provided certain of the Services to the Company prior to the Effective Date. As an inducement for Advisor and its Personnel to continue to work with the Company, and in particular, to use its best efforts to effect the timely filing of the Company’s Exchange Act Form 10-Q for the period ending December 31, 2016, the Company will issue to Advisor Fifty Five Thousand (55,000) shares of its Series A Convertible Preferred Stock (the “Filing Bonus”) to be earned and delivered immediately upon the filing of the timely filing of the Company’s Exchange Act Form 10-Q for the period ending December 31,2016.

B.       Monthly Advisory Fee. During the Initial Term of this Agreement, the Company will then pay Advisor a monthly fee (“Advisory Fee”) equal to Eighty-Five Hundred Dollars ($8,500) per month, payable monthly on the first (lsth) day of each month beginning January 1, 2017, payable in advance on the first day of each month through the Initial Term or Extension Period (as defined below) hereof. The Advisory Fee, and any other fees due hereunder unless otherwise set forth herein, shall continue until the earlier of (i) the expiration of the Initial Term or the Extension Period (as defined below), or (ii) the Termination of this Agreement pursuant to the terms of Paragraph 12 hereof.

C.       Board of Directors and Management Compensation. In the event the Company deems it necessary for one or more of Advisors Personnel to become a member of the Company’s Board of Directors, the Company agrees to pay Advisor Personnel elected to the Company’s Board of Directors Fifteen Hundred Dollars ($1,500) per month (“Directors Fee”) payable in advance on the first day of each month through die term of such appointments). The Advisory Fee and any Directors Fee shall remain unchanged until such time as the Company has positive cash flow, at which time, unless this Agreement is properly terminated pursuant to paragraph 12 below, the Advisory Fee and any Directors Fee shall increase to a mutually agreeable level, but in any event not less than that paid to the Company’s CEO as an executive officer and Director, and be payable in cash or the Company’s Common Stock at the sole discretion of Advisor or its subject Personnel.

D.       Bonuses. In the event Advisor, in his capacity as an advisor or any of Advisors Personnel it his/her capacity of corporate Director or executive officer, or any of Advisors Personnel are successful in effecting a Business Combination or Financing Transaction (as defined below), to the extent that bonuses are allowable under applicable federal securities rules and regulations, the Nevada Revised Statutes and the Company’s By-laws at the time of each such transaction:

(i)       where Advisor or any of Advisors Personnel, in their capacity as an advisor or corporate executive officer, introduces a source of working capital financing to the Company, either in the form of one or more equity investments or debt financing or other forms of corporate financing which the Company accepts (each a “Financing Transaction”) then, separate and apart from the Advisory Fee and the Option, the Company agrees pay Advisor, or any of Advisors Personnel as the case may be, a bonus (the “Introduction Bonus”) equal to Five percent (5%) of the amount of funds or other financial benefit received by the Company as a result of the Financing Transaction, before any charges or deductions for any third-party costs associated with each Financing Transaction which shall be payable in restricted shares of the Company’s Common Stock at the prevailing Bid price of the Company’s Common Stock upon the announcement of such Financing Transaction, to be issued out of the Stock Plan. A Financing Transaction not introduced by Advisor or Advisors Personnel, as the case may be, is exempt for the duty to pay Advisor, or Advisors Personnel, as the case may be, an Introduction Bonus.

(ii)       where Advisor or any of Advisors Personnel, in their capacity as an advisor or corporate Director or executive officer, is successful in effecting a Business Combination on behalf of the Company and a Business Opportunity introduced by Advisor or any of Advisors Personnel, as the case may be, in their capacity as an advisor or corporate executive officer, then, unless otherwise mutually agreed between Advisor, or Advisors Personnel, as the case may be, and the Company in writing, in addition to any other fees required pursuant to this Agreement, Advisor, or Advisors Personnel, as the case may be, shall be entitled to a Business Combination Bonus. Such Business Combination Bonus shall be equal to Five percent (5%) of the value of each Business Opportunity introduced by Advisor, and acquired by the Company, or where an affiliate of the Company acquires an equity interest or otherwise derives some economic benefit. The Business Combination Bonus shall be payable in restricted shares of the Company’s Common Stock at the prevailing Bid price of the Company’s Common Stock upon the announcement of the Company entering into an agreement or Letter of Intent with such Business Opportunity , and issued out of the Stock Plan upon the Closing of such Business Combination. A Transaction Fee not introduced by Advisor, or Advisors Personnel, as the case may be, is exempt for the duty to pay an Introduction Bonus.

The Company and Advisor mutually agree that, in the event Advisor or Advisor’s Personnel receives shares of the Company’s Common Stock in lieu of cash, for purposes of any “profit” computation under Section 16(b) of the Exchange Act, the price paid for such shares, and the cost basis of the of the Option Shares, will be the net sales price that Advisor and/or Advisor’s Personnel receives in the subsequent sale of such shares.

Notwithstanding anything in this Agreement to the contrary, the terms of this paragraph shall survive this Agreement for three (3) years following the later of the expiration or termination hereof, and any Transaction Fee or Introduction Bonus related to Business Combination or Financing Transaction effected during the Survival shall be paid to pursuant to Advisor under the terms of this paragraph.

4.       Term of Engagement

This Agreement shall have an initial term of Twenty Four (24) months (the “Initial Term”) and, subject to paragraph 12 below, shall terminate upon the earlier of (a) January 5, 2019 (the “Termination Date”). This Agreement shall be terminated earlier that the Termination Date upon (a) Advisor’s resignation by written notice as set forth in paragraph 12 below, or (b) termination by action of the Company’s Board of Directors and shareholders, respectively, for Cause, as defined below. Unless terminated prior to the Termination Date for Cause, or (a) or (b) above, the Initial Term of this Agreement shall automatically be extended for consecutive six (6) month terms (each an “Extension Period”) until either Advisor or the Company serves written notice to terminate to the other party at least Thirty (30) days prior to the expiration of any Extension Period.

5.       Time Obligation

Advisor and Advisors Personnel shall devote not less than Forty (40) hours per month, as necessary from day-to-day or week-to-week, excluding attending properly noticed meetings of the Board of Directors if one of Advisor’s Personnel is appointed a member of the Company’s Board of Directors. The Company understands, acknowledges and agrees that Advisor and Advisors Personnel serve as Advisors and as officers and/or directors, and periodically provide similar services for other companies (“Third Party Clients “) which require their professional time, and Advisor and Advisors Personnel shall use their best efforts to schedule their time and travel commitments related to such Third Party Clients to accommodate the Company; provided however, failing to reschedule or otherwise re-arrange his commitments to the Third Party Clients shall not be a cause for Termination (as defined herein) nor shall Advisor or Advisors Personnel be penalized in any way as a result of his inability to resolve any conflicts in their scheduling which precludes them from attending, either in person or otherwise, any Advisory or Board of Director meetings - see ’’Potential Conflicts” in paragraph 10.

6.       Indemnification

Advisor shall not be liable to the Company or any of its shareholders, and the Company shall indemnify and hold Advisor harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses asserted against or imposed or incurred by him, and to pay related attorney’s fees incurred by Advisor by reason of or resulting from litigation to which Advisor is named a party defendant relating in any way to any action by Advisor, or omission, in the course of or connected with rendering the Services, including but not limited to losses that may be sustained in any corporate act undertaken by the Company as a result of advice provided by Advisor (“Indemnification”). This covenant is provided by the Company as an inducement for Advisor to enter into this Agreement. Excluded from Indemnification under this Agreement is the Advisor’s willful acts or omissions which may give cause to bring suit against the Company’s Board of Directors for breach of fiduciary duty or fraud, or such other action that may be against public policy for the Company to waive, release or indemnify against.

6.       Costs and Expenses

All third party and out-of-pocket expenses incurred by Advisor in the performance of the Services shall be paid by the Company, or if paid by Advisor on behalf of the Company then reimbursed by the Company. Reimbursement of costs and expenses shall be made within ten (10) days of receipt by the Company of Advisor’s written request for reimbursement; provided, however, that the Company must approve in advance all such expenses in the aggregate in excess of $500 in any one (1) month.

7.       Use of Confidential Information.

Neither Advisor nor the Company shall use the Confidential Information in any respect to circumvent the other party or parties in any effort, directly or indirectly, to effect a transaction of any kind using Confidential Information obtained from the other party or parties hereto (a “Circumvented Transaction”). In this regard, the Company and Advisor hereby mutually agree that neither they nor any of their respective clients or customers, or persons or entities related directly or indirectly to such party shall, shall directly or indirectly:

A.	Attempt in any manner to circumvent, avoid or bypass the Originating Party in any transaction between the Non-Originating Party and its clients, suppliers, brokers, agents, customers or distributors in an effort to avoid the payment of, or decrease the amount of fees or other compensation which would have otherwise been payable to the Originating Party had the Non-Originating Party included the Originating Party in such transaction; or,
B.	Attempt in any manner to commercially exploit or circumvent the Originating Party’s existing or proposed business concepts, plans and/or business contacts, or any attempt by the Non-Originating Party to contact, negotiate with or enter into any contract or transaction with the Originating Party's clients or business prospects (each a “Circumvented Transaction”) without first obtaining such Originating Party's written approval.

It is mutually understood and agreed that if the Originating Party decides to grant its consent to any proposed Circumvented Transaction, the Originating Party shall have the right (but not the obligation) to condition such consent upon the execution of a written agreement with the Disclosing Party concerning remuneration to be paid to the Originating Party related to each such Circumvented Transaction.

8.       Agreement Not To Circumvent.

In the course of this Agreement, both the Company and Advisor will be disclosing certain Information which the other party would not otherwise have or be aware of if not disclosed pursuant to this Agreement or available in the public domain (“Confidential Information”). It is understood and agreed by both the Company and Advisor that all Confidential Information, whether written or verbal, disclosed by the Company and Advisor to each other shall be considered Confidential Information shall not in any manner be disclosed by the Non-Originating Party to any party not parties to this Agreement without the written consent of Originating Party.

9.       Place of Services

Unless otherwise mutually agreed by Advisor and the Company, the Services provided by Advisor and Advisors Personnel hereunder will be performed from both the offices of the Company or Advisor, or such other location, as may be required to effectively provide the Services. Advisor and the Company mutually agree that failing to mutually agree on where the Services shall be provided, the default location shall be Advisors office.

10.       Potential Conflicts

The Company acknowledges that Advisor or Advisors Personnel may currently be providing, or at any time during the Initial Term provide, similar services for other companies relating to some or all of the same services to be provided to the Company pursuant to this Agreement (“Multiple Representation”) and, provided such Multiple Representation does not result in the breach of Advisor’s covenant to the Company not to disclose any Confidential Information of the

Company, except as required by law, the Company agrees to waive any and all claims that may arise in their favor in the event such Multiple Representation provided such Multiple Representation is not in a conflict with the Company’s current business or planned expansion. The Company understands that Advisor is relying explicitly on the foregoing provision and waiver in entering into this Agreement.

11.       Advisor an Independent Contractor

Advisor and Advisors Personnel are providing the Services jointly and severally as an independent contractor and not as an employee of the Company or of any entity affiliated with the Company, unless such relationship is modified by a separate written agreement. If the Company or any of its affiliated entities are required to pay or withhold any taxes or make any other payment with respect to fees payable to Advisor as an independent contractor, Advisor will reimburse the Company or the affiliated entity in full for taxes paid, and permit the Company to make deductions for taxes required to be withheld from any sum due Advisor. The Company and Advisor mutually agree that the status of Advisor and Advisors Personnel, each as independent contractors, shall remain in place in the event that any one of Advisors Personnel accepts a position on the Company’s Board of Directors and/or becomes an executive officer, in which case only the Director and Management Fee (as Defined below) shall be consider “Salary” and be subject to Form W-2.

12.       Termination

This Agreement will terminate upon the earlier of (a) on the second anniversary of the Effective Date, or (b) thirty (30) days following receipt by Advisor of written notice by the Company to Advisor to terminate Advisor for Cause, or (c) thirty (30) days following receipt by the Company of written notice by Advisor to terminate this Agreement, for any reason. For the purpose of this Agreement the term “Cause” shall mean:

A.       As to Advisor;

i)       Advisor, through Advisors Personnel, is unable to provide the Services as set forth herein for thirty (30) consecutive business days because of illness, accident, or other incapacity; or

ii)       Advisor willfully breaches or neglects the duties as reasonably requested by a majority of the members of the Company’s Board of Directors;

iii)       Advisor breaches a material term of this Agreement; or

iv)       Advisor files a petition in a court of bankruptcy, or is adjudicated a bankrupt; or,

v)       Advisor is convicted of or enters a plea of guilty or nolo contendere to a felony or misdemeanor involving fraud, embezzlement, theft or dishonesty or other criminal conduct.

B.       As to the Company:

i)       If the Company breaches this Agreement or fails to (1) make any payments to Advisor of the Advisory Fee or any other fees as required pursuant to this Agreement, or (2) fails to provide information reasonably requested by Advisor in the ordinary course of providing the Services; or

ii)       If the Company ceases business, or if the Company sells a controlling interest to a third party, or agree to a consolidation or merger of itself with or into another corporation, or sells substantially all of its assets to another corporation, entity or individual not introduced by Advisor; or

iii)       If the Company has a receiver appointed for its business or assets, or otherwise becomes insolvent or unable to timely satisfy its obligations in the ordinary course of business, or if either the Company makes a general assignment for the benefit of creditors, has instituted against it any bankruptcy proceeding for reorganization for rearrangement of its financial affairs, files a petition in a court of bankruptcy, or is adjudicated a bankrupt; or

iv)       If any of the disclosures made by the Company herein, or subsequent hereto, are determined to be materially false or misleading.

In the event this Agreement is terminated prior to the Termination Date by the Company for Cause, the Company shall pay Advisor, within Thirty (30) days following the effective date of termination, all unreimbursed expenses together with any unpaid Advisory Fee, Transaction Fee or Introduction Bonus earned and accrued, up to and including the effective Termination Date (collectively, “Earned Compensation”).

In the event this Agreement is terminated prior to the Termination Date by the Company without Cause, the Company agrees to deliver to Advisor all Earned Compensation which would otherwise be due to Advisor through the second anniversary date of his Agreement or the Extension Period, if any.

13.        Representations and Warranties of the Company

The Company represents and warrants to Advisor that:

A.	Corporate Existence. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with power to own property and carry on its business as it is now being conducted.
B.	No Conflict. This Agreement has been duly executed by the Company and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgment, decree or order to which the Company is a party or to which the Company is subject, nor will such execution and performance constitute a violation or conflict of any fiduciary duty to which the Company is subject.
C.	Full Disclosure. The information concerning the Company provided to Advisor pursuant to this Agreement is, to the best of the Company's knowledge and belief, complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

D.	Date of Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement is true and correct at and as of the date of execution of this Agreement.

14.       Miscellaneous

A.	Authority. Advisor and those executing this Agreement on behalf of the Company represent that they are duly authorized to do so, and that each has taken all requisite action required by law or otherwise to properly allow such signatories to execute this Agreement.
B.	Subsequent Events. Advisor and the Company each agree to notify the other parties if, subsequent to the date of this Agreement, one of the parties incurs obligations which could compromise its efforts and obligations under this Agreement.
C.	Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.
D.	Further Actions and Assurances. At any time and from time to time, each party hereto agrees, at its expense, to take such action and to execute and deliver documents as may be reasonably requested or necessary to effectuate the purposes of this Agreement.
E.	Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

F.	Assignment. Neither this Agreement nor any right created by it shall be assignable by any party hereto without the prior written consent of the other party.
G.	Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party when deposited for transmittal by certified or registered mail, postage prepaid, or when sent by facsimile, “email” or other electronic transmission with proof of delivery, addressed as follows:

In the case of the Company:

NuLife Sciences Inc

1031 Calle Recodo, Ste B San Clemente CA 92673
Telephone; 1.949.973.0684 Email: info@,nulifesciences.us

In the case of Advisor:

Fred G. Luke

2618 San Miguel, Suite 203

Newport Beach, CA 92660

Telephone; 1.949.400.1415

Email: hike, gmai@gmail.com

or to such other person or address designated in writing subsequent to the date hereof by the Company or Advisor to receive notices.

H.	Headings. The sections and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
I.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to the performance and enforcement of contracts made within such state, without giving effect to the law of conflicts of laws applied thereby. In the event that any dispute shall occur between the parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the parties hereby agree to accept the exclusive jurisdiction of the Courts of the State of California sitting in and for the County of Orange. In the event either party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing party of all fees, costs and other expenses (including, without limitation, the actual expenses of its attorneys) in bringing or defending against such action.

J.	Limitation of Liability. Notwithstanding an applicable statute of limitations, all claims or causes of action must be brought by either party within six months from the date of such breach of this Agreement. Any liability of Advisor for breach of this Agreement and for any and all other claims and causes of action against Advisor shall not exceed the total compensation paid to Advisor under this Agreement.
K.	Termination of Anv Prior Agreements. Effective the date hereof all rights of the Company and Advisor related to any other agreement entered into between the Company and Advisor prior to the Effective Date hereof, whether written or oral, is hereby terminated.
L.	Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.
M.	Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.
N.	Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.
O.	Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.
P.	Counterparts: Facsimile. An original of this Agreement may be executed simultaneously in three or more executed facsimile, telecopy or other electronic reproductive counterparts, each of which shall be deemed an original, or facsimile, telecopy or other electronic reproductive counterparts, shall constitute one and the same instrument, and delivery of such shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof.
Q.	Consolidation or Merger. Subject to the provisions hereof, in the event of a sale of the stock, or substantially all of the stock of the Company, or consolidation or merger of the

Company with or into another corporation or entity, or the sale of substantially all of the operating assets of the Company to another corporation, entity or individual, die Company’s rights and obligations under this Agreement to its successor-in-interest shall be deemed to have acquired and assumed by such successor-in-interest; provided, however, that in no event shall the duties and services of Advisor provided for herein, or the responsibilities, authority or powers commensurate therewith, change in any material respect as a result of such sale of stock, consolidation, merger or sale of assets.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first written above.

The "Company"

NuLife Sciences Inc.

By: _______________________

Name: Sean Clarke Title: Secretary

"Advisor "

Global Business Strategies Inc.

By: _______________________

Name: Fred Luke Title: President